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                                    FORM 15

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


         Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports under Section 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                         Commission File Number 1-8459

                             NEW PLAN REALTY TRUST
             (Exact name of registrant as specified in its charter)

      1120 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10036 (212) 869-3000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  SHARES OF BENEFICIAL INTEREST, NO PAR VALUE
            (Title of each class of securities covered by this Form)

                                      NONE
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [X]      Rule 12h-3(b)(1)(ii)  [ ]
        Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]
        Rule 12g-4(a)(2)(ii)  [ ]      Rule 15d-6            [ ]
        Rule 12h-3(b)(1)(i)   [X]


Approximate number of holders of record as of the certification or notice date: 1

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     Pursuant to the requirements of the Securities Exchange Act of 1934. New
Plan Realty Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 10, 1999              NEW PLAN REALTY TRUST


                                  BY: /s/ STEVEN F. SIEGEL
                                      -----------------------------------------
                                      Steven F. Siegel
                                      Senior Vice President and General Counsel





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